Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Global Engine Group Holding Limited on Amendment No. 12 to Form F-1 (File No. 333-266919) of our report dated October 11, 2023, with respect to our audit of the consolidated financial statements of Global Engine Group Holding Limited as of June 30, 2023 and for the year then ended appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

August 16, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com